Exhibit 10.6

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of July 30, 2004 by and among LCE Acquisition Corporation, a Delaware corporation (“AcquisitionCo”), LCE Holdco LLC, a Delaware limited liability company (“Holdco”), LCE Intermediate Holdings, Inc., a Delaware corporation (“Intermediate”), LCE Holdings, Inc., a Delaware corporation (“Holdings” and, together with AcquisitionCo, Holdco and Intermediate, the “Loews Corporations”), Bain Capital Partners, LLC, a Delaware limited liability company (“Bain”), TC Group, L.L.C., a Delaware limited liability company, (“Carlyle”) and Applegate and Collatos, Inc. a Delaware corporation (“Spectrum” and, together with Bain and Carlyle, the “Managers”).

RECITALS

WHEREAS, Holdings, Intermediate, Holdco and AcquisitionCo have been formed for the purpose of acquiring (the “Acquisition”) all of the outstanding shares of capital stock of Loews Cineplex Entertainment Corporation (the “Company” and, immediately after the closing of the Acquisition, a “Loews Corporation”) from Onex American Holdings II LLC, the Onex Corporation Management Investment Plan, Loews Executive Investco LLC, Loews Partners LP, OCM Cinema Holdings, LLC, Allen Karp, John Bonnett McCoy and Granite Investment Limited Partnership (the “Sellers”), all on the terms and subject to the conditions of that certain Stock Purchase Agreement dated as of June 18, 2004 (the “Purchase Agreement”) among the Sellers, Holdings and the Company;

WHEREAS, immediately after the closing of the Acquisition, AcquisitionCo will merge with and into the Company;

WHEREAS, to enable the Loews Corporations to engage in the Acquisition and related transactions, the Managers provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Loews Corporations want to retain the Managers to provide certain management and advisory services to the Loews Corporations, and the Managers are willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each of the Managers hereby agrees that, during the Term (as defined below), it will provide the following consulting and management advisory services to the Loews Corporations as requested from time to time by the Boards of Directors of the Loews Corporations:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Loews Corporations with financing on terms and conditions satisfactory to the Loews Corporations;

(b) financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries; and

(c) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager and the Loews Corporations may from time to time agree in writing.

Each of the Managers shall devote such time and efforts to the performance of services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Bain, Carlyle or Spectrum on a weekly, monthly, annual or other basis. The Loews Corporations acknowledge that each of the Managers’ services are not exclusive to any of the Loews Corporations and that each Manager will render similar services to other persons and entities. The Managers and the Loews Corporations understand that the Loews Corporations may, at times, engage one or more investment bankers or financial advisors to provide services in addition to, but not in lieu of, services provided by the Managers under this Agreement (including those services described in Section 2(c)). In providing services to the Loews Corporations, each Manager will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

A Manager shall cease to be a Manager for all purposes hereunder at such time and at all times thereafter that the Manager and the affiliates of such Manager, in the aggregate, cease to hold Shares (as defined in the Stockholders Agreement) representing a Total Combined Investment (as defined in the certificate of incorporation of Holdings) of at least the Minimum Total Combined Investment (as defined in the certificate of incorporation of Holdings).

2. Payment of Fees.

(a) The Loews Corporations, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate), in consideration of the Managers providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $20,000,000, such fee being payable at the closing of the Acquisition. The Transaction Fee shall be divided among the Managers as follows:

Bain:	$7,555,555.56
Carlyle:	$7,555,555.56
Spectrum:	$4,888,888.88

(b) During the Term, the Loews Corporations, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate), an aggregate annual periodic fee (the “Periodic Fee”) of $4,000,000 in exchange for the ongoing services provided by the Managers under this Agreement, such fee being payable by the Company quarterly in advance on or before the start of each calendar quarter; provided, however, that the Periodic Fee for the period from the date hereof through September 30, 2004 shall be paid at the closing of the Acquisition. The Periodic Fee shall be non-refundable. The Periodic Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held at the time by the investment funds affiliated with each Manager (provided that, for purposes of this Agreement, (a) Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P. and their respective Affiliated Funds shall be deemed to be investment funds affiliated with Bain; (b) TC Group Investment Holdings, L.P., Carlyle Partners III Loews, L.P., CP III CoInvestment, L.P. and their respective Affiliated Funds shall be deemed to be investment funds affiliated with Carlyle; and (c) Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P. and their respective Affiliated Funds shall be deemed to be investment funds affiliated with Spectrum). In the preceding sentence, the term “Affiliated Funds” shall have the same meaning given to it in that certain Stockholders Agreement (as defined below). In this Agreement, the term “Investor Shares” means at any time all shares of capital stock of Holdings, Intermediate and Holdco (and any successor or survivor to Holdings, Intermediate or Holdco) held by the Managers and their respective Affiliated Funds.

(c) During the Term, the Managers will advise the Loews Corporations in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving any of the Loews Corporations or any of their respective direct or indirect subsidiaries and affiliates (however structured), and the Loews Corporations, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) additional reasonable compensation as charged by the Managers (and approved by the Requisite Manager Majority) (the “Subsequent Fee”) in connection with each such transaction (which fee shall be in addition to, and not in lieu of, the full payment of fees in clauses (a) and (b) above), such fee to be due and payable for the foregoing services at the closing of such transaction; provided, that after the Term the Loews Corporations, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) the Subsequent Fee in connection with each transaction that (a) was contemplated at the time of termination of the Agreement and (b) is consummated after such termination. Each Subsequent Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held immediately prior to the closing the applicable transaction (or, if there shall be no such Shares outstanding, the amounts most recently outstanding) by the Managers and their respective Affiliated Funds.

Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Company in writing prior to such payment.

3. Term. This Agreement shall continue in full force and effect until December 31, 2014 (as extended or terminated as provided below, the “Term”); provided that this Agreement shall be automatically extended each December 31 for an additional year unless the Loews Corporations or the Requisite Manager Majority provide written notice of their desire not to automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such December 31; provided, however, that the Requisite Manager Majority may cause this Agreement to terminate at any time. In the event of a termination of this Agreement, the Loews Corporations, jointly and severally, shall pay each of Bain, Carlyle and Spectrum (or such affiliates as they may respectively designate) (i) all unpaid Periodic Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (ii) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination. Sections 2(c), 3, 4 and 5 of this Agreement shall survive any termination of this Agreement.

For purposes hereof, “Requisite Manager Majority” shall mean at any time the approval of (a) each of at least two Managers if there is more than one Manager and (b) a single Manager if there is only one Manager.

4. Expenses; Indemnification.

(a) Expenses. The Loews Corporations, jointly and severally, will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (i) all expenses incurred or accrued prior to the date on which the transactions contemplated by the Purchase Agreement are consummated (the “Closing Date”) by any of the Managers or their affiliates in connection with this Agreement, the Acquisition or any related transactions, consisting of their respective out-of-pocket expenses and the fees and charges of (A) Ropes & Gray LLP, (B) PricewaterhouseCoopers LLP, (C) Latham & Watkins LLP, (D) Ernst & Young LLP, (E) Deloitte & Touche LLP and (F) local and foreign counsel and (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to their affiliated funds’ investment in, the operations of, or the services provided by the Managers to, the Loews Corporations or any of their affiliates from time to time, provided, however, that the Requisite Manager Majority must approve any such expenses other than routine out-of-pocket expenses, (iii) reasonable out-of-pocket legal expenses incurred by any Manager or its affiliates from and after Closing Date in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement, the Subscription Agreement, the Loews Corporations’ certificates of incorporation and bylaws or other organizational documents, the Stockholders Agreement, the Registration Rights Agreement or the Management Stockholders Agreement; provided that the reimbursement of expenses incurred by the Subscribers or their Affiliates with respect to transactions pursuant to Section 4.1 of the Stockholders Agreement (Tag-Along Expenses), Section 4.2 of the Stockholders Agreement (Drag-Along Expenses), Section 4.4 of the Stockholders Agreement (Right of First Offer Expenses) and Section 5.1 of the Stockholders Agreement (Right of Participation Expenses) will be governed by, and subject to any limitations contained in, the applicable provisions of the Stockholders Agreement and the reimbursement of expenses with respect to transactions pursuant to Section 2 of the Registration Rights Agreement (Registration Rights Expenses) will be governed by, and subject to any limitations contained in, the applicable provisions of the Registration Rights Agreement and (iv) expenses incurred from and after the Closing Date by one or more of the Managers and their affiliates which the Requisite Manager Majority agrees are properly allocable to the Loews Corporations under this Agreement.

As used in this Agreement, “Subscription Agreement” means the Subscription Agreement dated July 30, 2004 among Holdings, Intermediate, Holdco, AcquisitionCo and the Subscribers (as defined in the Subscription Agreement), “Stockholders Agreement” means the Stockholders Agreement dated July 30, 2004 among Holdings, Intermediate, Holdco, AcquisitionCo and certain stockholders of Holdings and Intermediate, “Registration Rights Agreement “ means the Registration Rights Agreement dated July 30, 2004 among Holdings, Intermediate, Holdco, AcquisitionCo and certain stockholders of Holdings and Intermediate and “Management Stockholders Agreement” means any Management Stockholders Agreement entered into among Holdings, Intermediate, Holdco, AcquisitionCo and certain stockholders of Holdings or Intermediate.

(b) Indemnity and Liability. The Loews Corporations, jointly and severally, will indemnify, exonerate and hold each of the Managers, and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Registration Rights Agreement, the Acquisition, any transaction to which a Loews Corporation is a party or any other circumstances with respect to a Loews Corporation (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Stockholders Agreement or the Subscription Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related persons as determined by a court of competent jurisdiction in a final nonappealable judgment) or (ii) operations of, or services provided by any of the Managers to, the Loews Corporations, or any of their affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Sellers, the debt financers of the Loews Corporations or any of their respective accountants or other representatives, agents or affiliates) (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Stockholders Agreement or the Subscription Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related persons as determined by a court of competent jurisdiction in a final nonappealable judgment); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Loews Corporations hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Loews Corporations, then such payments shall be promptly repaid by such Indemnitee to the Loews Corporations. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Loews Corporations or any of their affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct. If the Indemnitees related to each of the three Managers are similarly situated with respect to their interests in connection with a matter that may be an Indemnified Liability and such Indemnified Liability is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 4(b) with respect to such matter only with the consent of the Requisite Manager Majority. In this Agreement, “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind. A “Third-Party Claim” means any (i) claim brought by a Person other than a Loews Corporation, a Manager or any Indemnitee and (ii) any derivative claim brought in the name of a Loews Corporation that is initiated by a Person other than a Manager or any indemnified Person related to a Manager.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers makes any representations or warranties, express or implied, in respect of the services to be provided by any Manager hereunder. In no event shall any of the Managers be liable to the Loews Corporations or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that each Manager and its respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Manager or its respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager and its respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Loews Corporations, on the one hand, and each of the Managers (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Loews Corporations hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Loews Corporations as they may involve such Manager and its Indemnitees. Except as a Manager may otherwise agree in writing after the date hereof:

(i) Such Manager and its respective Indemnitees shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the Loews Corporations or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii) Such Manager and its respective Indemnitees shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Loews Corporations or any of their affiliates or to refrain from any actions specified in Section 5(b)(i), and the Loews Corporations, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii) Neither such Manager nor any of its Indemnitees shall be liable to the Loews Corporations or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will any of the Managers or any of their Indemnitees be liable to the Loews Corporations or any of their affiliates or either of the other Managers or their Indemnitees for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Managers hereunder.

6. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager shall be released of all or a part of its rights to fees under Section 2 and reimbursement of expenses under Section 4(a) and all or a part of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers shall inure to the benefit of such Indemnitees and their successors and assigns.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Requisite Manager Majority and the Loews Corporations; provided, that any amendment that would increase any fee pursuant to this Agreement shall require the written consent of each of the Managers and the Loews Corporations and any amendment or waiver that discriminates against a Manager will require the consent of such Manager; and provided, further that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by such Manager, such waived portion shall revert to the Loews Corporations. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8. Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 hereof is reasonably calculated to give actual notice.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

9. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10. Notice. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to a Loews Corporation, to it:

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Attention: Corporate General Counsel

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to Bain, to it:

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile: (617)

Attention: John Connaughton

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02210

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to Carlyle, to it:

TC Group Investment Holdings, L.P.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, New York 10022

Facsimile: (212) 381-4901

Attention: Michael Connelly

                 Eliot Merrill

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Facsimile: (212) 751-4864

Attention: R. Ronald Hopkinson

If to Spectrum, to:

Applegate and Collatos, Inc.

c/o Spectrum Equity Investors

333 Middle Field Road, Suite 200

Menlo Park, California 94025

Facsimile: (415) 464-4601

Attention: Brion Applegate

                 Benjamin Coughlin

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, CA 94111

Facsimile: (415) 395-8095

Attention: Scott R. Haber

                 Tad J. Freese

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 10 to each of the other parties hereto.

11. Severability. If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HOLDINGS:	LCE HOLDINGS, INC.

Name:
Title:

INTERMEDIATE:	LCE INTERMEDIATE HOLDINGS, INC.

Name:
Title:

HOLDCO:	LCE HOLDCO LLC

Name:
Title:

ACQUISITION CO:	LCE ACQUISITION CORPORATION

Name:
Title:

Management Agreement

BAIN:	BAIN CAPITAL PARTNERS, LLC

BY: BAIN CAPITAL LLC, ITS SOLE MEMBER

Name:
	Title:	Managing Director

CARLYLE:	TC GROUP, L.L.C.

BY: TCG HOLDINGS L.L.C., ITS MANAGING MEMBER

Name:
Title:

SPECTRUM:	APPLEGATE AND COLLATOS, INC.

Name:
Title:

Management Agreement

Schedule 1 to

Management Agreement

Wire Transfer Instructions for

Bain Capital Partners, LLC

Bank:	Citibank, NA-New York
ABA #:	021-000-089
For:	Brown Brothers Harriman-Boston
Acct #:	09250276
To Further Credit:	Bain Capital Partners, LLC
Acct #:	612541-3

Wire Transfer Instructions for

TC Group, L.L.C.

Bank:	Wachovia Bank
ABA #:	054 001 220
Acct #:	20000-083-11032
Account Name:	TC Group, L.L.C.
Reference:	Loews

Wire Transfer Instructions for

Applegate and Collatos, Inc.

Bank:	Cupertino National Bank
ABA #:	121-141-152
Acct #:	4204042
Account Name:	Applegate and Collatos, Inc.
Reference:	Loews